Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2026 SALES AND EARNINGS

Eau Claire, Wisconsin (July 31, 2026) — National Presto Industries, Inc. (NYSE: NPK) announced today second quarter 2026 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales for the quarter were up $27.1 million or 27.2% from those reported in the comparable 2025 quarter, reflecting increased shipments from backlog. Sales for the Housewares/Small Appliances segment decreased $1.2 million or 6.2% largely attributable to the impact of the Trump tariffs that affected retail order timing (retailers accelerated orders in 2025 to secure lower pre-tariff pricing) and has resulted in increased retail pricing, which in turn has depressed consumer demand. Safety segment sales, although still nominal, increased by $226,000 or 91.7%. The Defense segment’s operating earnings were up $4.9 million or 33.5% from second quarter 2025 earnings largely due to the additional volume referenced above. In contrast to the prior year’s loss, Housewares/Small Appliance segment’s operating earnings were $2.2 million. Most of those earnings were attributable to a refund of a portion of the tariffs the segment had paid that the Supreme Court declared unauthorized in its February decision. The Safety segment reported a loss as anticipated.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms, and fire extinguishers.

	THREE MONTHS ENDED
	July 5, 2026	June 29, 2025
Net Sales	$146,596,000	$120,449,000
Net Earnings	$15,862,000	$5,152,000
Net Earnings Per Share	$2.21	$.72
Weighted Shares Outstanding	7,167,000	7,147,000

	SIX MONTHS ENDED
	July 5, 2026	June 29, 2025
Net Sales	$265,245,000	$224,088,000
Net Earnings	$22,488,000	$12,762,000
Net Earnings Per Share	$3.14	$1.79
Weighted Shares Outstanding	7,164,000	7,146,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.